EXHIBIT 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this "Amendment") is entered into as of October 1, 2013, between WILLIAM P. LIVEK ("Executive") and RENTRAK CORPORATION, an Oregon corporation ("Corporation").
WHEREAS, Executive and Corporation are parties to an Employment Agreement dated as of June 15, 2009, and amended as of November 6, 2011 (the "Agreement");
WHEREAS, Executive and Corporation desire to enter into this Amendment in order to provide more flexibility to the Compensation Committee of the Board of Directors of the Corporation in determining Executive's bonus compensation.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other valuable consideration, the parties hereby agree as follows:
1.    Term. Section 2.2 of the Agreement is amended and restated in its entirety to read as follows:
" 2.2 Bonus Compensation. For each fiscal year in the Term, Executive will be eligible for an annual bonus with a target amount of $200,000 payable in cash within 60 days following the end of each fiscal year based on the achievement of performance measures approved by the Compensation Committee of the Board. The Compensation Committee, after receiving input from Executive, will determine the extent, if any, to which the applicable performance measures for a given period or fiscal year have been achieved in its sole discretion."
2.    General. Except as specifically amended hereby, the Agreement shall continue in force and effect under its existing terms.
The parties have executed this Amendment as of the date stated above.

RENTRAK CORPORATION

/s/ William P. Livek	By:	/s/ David I. Chemerow
William P. Livek	Name:	David I. Chemerow
	Its:	COO & CFO